Exhibit 99.1
Biodel Reports Fourth Quarter and Fiscal Year 2010 Financial Results
Conference Call Today at 4:30 PM EDT
DANBURY, Conn., Dec 9, 2010 — Biodel Inc. (Nasdaq: BIOD) today reported financial results for the fourth quarter and fiscal year ended September 30, 2010.
Fourth Quarter and Fiscal Year 2010 Financial Results
Biodel reported a net loss for the quarter ended September 30, 2010 of $8.1 million, or $0.31 per share, compared to a net loss of $10.5 million, or $0.44 per share, for the quarter ended September 30, 2009.
Net loss applicable to common stockholders for the fiscal year ended September 30, 2010 was $38.3 million, or $1.58 per share, compared to $43.3 million, or $1.82 per share, for the fiscal year ended September 30, 2009.
Research and development expenses were $4.5 million for the quarter ended September 30, 2010, compared to $7.9 million for the same period in the prior year. For the fiscal year ended September 30, 2010, research and development expenses were $26.2 million, compared to $32.3 million for the fiscal year ended September 30, 2009. The decrease in research and development expenses was primarily due to reductions in clinical, manufacturing, device development and personnel expenses and was partially offset by increases in regulatory expenses associated with the submission of the new drug application (NDA) for Linjeta™.
General and administrative expenses totaled $2.4 million for the quarter ended September 30, 2010, compared to $2.6 million for the same period in the prior year. General and administrative expenses totaled $11.0 million for the year ended September 30, 2010, compared to $11.0 million for the fiscal year ended September 30, 2009.
Expenses for the fiscal year ended September 30, 2010 and 2009 include $5.6 and $5.1 million in stock-based compensation expense related to options granted to employees and non-employees.
Biodel did not recognize any revenue during the fiscal years ended September 30, 2010 or 2009.
At September 30, 2010, Biodel had cash, cash equivalents, restricted cash and marketable securities of $29.1 million and 26.4 million shares of common stock outstanding.
Business Review
Since receiving a complete response letter from the U.S. Food and Drug Administration (FDA) in October regarding the NDA for Linjeta™, Biodel has requested a meeting with FDA staff to review the agency’s request for new information about the drug. Biodel plans to meet with the FDA to discuss the agency’s comments in the letter and to determine how to satisfy its requests for additional information regarding the efficacy, safety and manufacture of Linjeta™.

Biodel does not anticipate commencing new pivotal Phase 3 clinical trials with its current formulation of Linjeta™ prior to determining whether one of its other proprietary rapid-acting insulin or insulin analog formulations should be advanced in its place. These alternate formulations generally use the same or similar excipients as Linjeta™, but may present improvements with regard to injection site discomfort. In fiscal year 2011, Biodel intends to conduct preclinical studies and Phase 1 clinical trials to determine whether one or more of its newer insulin formulations is likely to offer a combination of pharmacokinetic, stability and tolerability characteristics that is preferable to Linjeta™. Following its meeting with the FDA regarding Linjeta™ and based on its analysis of the preclinical and Phase 1 clinical data for its alternate formulations, Biodel will determine the number, type and duration of additional trials it will conduct prior to initiating Phase 3 clinical trials with a proprietary rapid-acting insulin.
In November at the Diabetes Technology Meeting in Bethesda, Maryland, the company reported results of a study comparing the pharmacokinetic characteristics and toleration of Linjeta™ to two modified formulations of the drug that were associated with improved injection site tolerability. At the same conference, Biodel also reported results from the extended release insulin glargine, glucose-sensing basal insulin and stabilized glucagon development programs in which new formulations of these compounds demonstrated improved target-product profiles compared to their unmodified forms. At this time, Biodel plans to focus its resources on developing new formulations of Linjeta™ or other proprietary rapid-acting insulin formulations, while conducting limited preclinical testing on its other product candidates.
Biodel will present a corporate update to investors in January 2011 at the 29th Annual J.P. Morgan Healthcare Conference in San Francisco. Details regarding that presentation will be announced prior to the event.
Conference Call and Webcast Information
Biodel’s senior management will host a conference call on December 9, 2010, beginning at 4:30 pm Eastern Standard Time, to discuss these results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-877-303-8028 (United States) or 1-760-536-5167 (international). To access the call by live audio webcast, please log on to the investor section of the company’s website at www.biodel.com. An archived version of the audio webcast will be available at Biodel’s website.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. We develop our product candidates by applying our proprietary formulation technologies to existing drugs in order to improve their therapeutic profiles. For further information regarding Biodel, please visit the company’s website at www.biodel.com.
Safe-Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about future activities related to the complete response letter regarding the company’s new drug application for

Linjeta™; the company’s response to the complete response letter; the importance of the complete response letter; and the company’s focus, goals, strategy, research and development programs, and ability to develop and commercialize product candidates. Forward-looking statements represent our management’s judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to respond to the complete response letter regarding our new drug application for Linjeta™ in a timely manner and the possibility that information we provide in response to the letter may not be sufficient for the approval of Linjeta™ or another rapid-acting insulin or insulin analog by the FDA; our ability to secure FDA approval for Linjeta™ and our other product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, and the degree to which we are able to clarify with the FDA related regulatory requirements; our ability to conduct the additional pivotal clinical trials the FDA requested in the complete response letter or other tests or analyses required by the FDA to secure approval to commercialize Linjeta™; our ability to develop and commercialize formulations of Linjeta™ or other rapid-acting insulin or insulin analog formulations that may be associated with less injection site discomfort than the formulation that is the subject of the complete response letter we received from the FDA; the progress, timing or success of our product candidates, particularly Linjeta™, and that of our research, development and clinical programs, including any resulting data analyses; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves; our ability to enforce our patent for Linjeta™ and our ability to secure additional patents for Linjeta™ and for our other product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others and the degree of clinical utility of our products; the ability of our major suppliers, including suppliers of insulin, to produce our product or products in our final dosage form; our commercialization, marketing and manufacturing capabilities and strategies; our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2010. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G

Biodel Inc.
(A Development Stage Company)
Balance Sheets
(In thousands, except share and per share amounts)

	September 30,
	2009	2010
ASSETS
Current:
Cash and cash equivalents	$54,640	$22,922
Restricted cash	—	150
Marketable securities, available for sale	—	6,001
Taxes receivable	752	116
Other receivable	—	11
Prepaid and other assets	482	365

Total current assets	55,874	29,565
Property and equipment, net	3,695	2,998
Intellectual property, net	56	53

Total assets	$59,625	$32,616

Current:
Accounts payable	$1,007	$1,989
Accrued expenses:
Clinical trial expenses	5,647	1,362
Payroll and related	1,117	357
Accounting and legal fees	325	300
Severance	183	—
Other	643	334
Income taxes payable	165	45

Total current liabilities	9,087	4,387

Common stock warrant liability	—	4,169

Total long term liabilities	—	4,169

Commitments
Stockholders’ equity:
Preferred stock, $.01 par value; 50,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 23,803,672 and 26,399,764 issued and outstanding	238	264
Additional paid-in capital	176,764	188,549
Accumulated other comprehensive loss	—	1
Deficit accumulated during the development stage	(126,464)	(164,754)

Total stockholders’ equity	50,538	24,060

Total liabilities and stockholders’ equity	$59,625	$32,616

Biodel Inc.
(A Development Stage Company)
Statements of Operations
(In thousands, except share and per share amounts)

				December 3,
				2003
				(Inception) to
	Year Ended September 30,			September 30,
	2008	2009	2010	2010
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	32,554	32,325	26,177	116,228
General and administrative	14,800	10,994	10,980	47,625

Total operating expenses	47,354	43,319	37,157	163,853
Other (income) and expense:
Interest and other income	(3,010)	(386)	(17)	(5,506)
Interest expense	—	—	—	78
Adjustments to fair value of common stock warrant liability	—	—	1,254	1,254
Loss on settlement of debt	—	—	—	627

Operating loss before tax provision (benefit)	(44,344)	(42,933)	(38,394)	(160,306)
Tax provision (benefit)	(983)	337	(104)	(612)

Net loss	(43,361)	(43,270)	(38,290)	(159,694)

Charge for accretion of beneficial conversion rights	—	—	—	(603)
Deemed dividend — warrants	—	—	—	(4,457)

Net loss applicable to common stockholders	$(43,361)	$(43,270)	$(38,290)	$(164,754)

Net loss per share — basic and diluted	$(1.94)	$(1.82)	$(1.58)

Weighted average shares outstanding — basic and diluted	22,390,434	23,746,598	24,161,866

The Trout Group LLC
Seth D. Lewis, +1-646-378-2952
SOURCE Biodel Inc.
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